RUBY TUESDAY, INC.
PERFORMANCE UNIT AWARD

This PERFORMANCE UNIT AWARD (the “Performance Unit Award” or “Award”) is made and entered into as of the ____ day of ______, ____ by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and _____________ (the “Employee”).

Upon and subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Performance Unit described below pursuant to the Ruby Tuesday, Inc. 1996 Stock Incentive Plan or 2003 Stock Incentive Plan (the “Plan”) in consideration of the Employee’s services to the Company.

A.           Grant Date:  ______, ____.

B.           Performance Unit:  The aggregate amounts identified in Paragraphs C(1) and C(2) below.

C.           Vesting:  The Performance Unit is divided into two (2) tranches, as and to the extent indicated below, and shall become vested only if and to the extent the applicable Performance Condition and Service Condition, each as specified below, are satisfied.

(1)           Tranche 1 Performance Condition.  $____________ is allocated to Tranche 1 (the “Tranche 1 Partial Unit”).  The amount of the Tranche 1 Partial Unit that becomes part of the Net Unit shall be determined based upon the Company’s EBITDA performance measured for the Company’s ____ fiscal year, as determined in accordance with the table below:

Fiscal ____ EBITDA	Net Tranche 1 Unit Percentage
Less than $_________	_%
$_________	_%
$_________	_%
$_________	_%
$_________	_%
$_________ or more	_%

The amount of the Tranche 1 Partial Unit becoming part of the Net Unit shall be determined by multiplying the “Net Tranche 1 Unit Percentage,” based upon the corresponding EBITDA results, by the amount of the Tranche 1 Partial Unit specified in this Paragraph C(1).  For results above $____________that are between the benchmarks indicated, the amount of the Tranche 1 Partial Unit becoming part of the Net Unit shall be determined by straight line interpolation.  For purposes of this Paragraph C(1), “EBITDA” means earnings before interest, taxes, depreciation and amortization as finally reported by the Company in its Form 10-K for Fiscal Year ____, as shown on the grid above, as adjusted to disregard the impact of (i) charges from accounting rules adopted or which become effective after the end of the Company’s ____ fiscal year; (ii) charges related to the high-level strategic direction of the Company as recorded in accordance with U.S. generally accepted accounting principles, as follows: executive terminations or retirements; divestiture guarantees; penalties from early retirements of debt; termination of any of the Company’s three defined benefit pension plans; and change of control; and (iii) charges due to external events beyond the control of the Company, as follows: terrorist attacks; natural disasters; federal health care legislation; industry-wide food borne illness outbreak or pandemic; hostile shareholder activism.

The amount of the Tranche 1 Partial Unit that does not become part of the Net Unit shall be forfeited as of the date of the ____ meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 1 Performance Condition, results in fewer than the entire (or none) of the Tranche 1 Partial Unit becoming part of the Net Unit based upon the performance table set forth above.

(2)           Tranche 2 Performance Condition.  $____________ is allocated to Tranche 2 (the “Tranche 2 Partial Unit”).  The amount of the Tranche 2 Partial Unit that becomes part of the Net Unit shall be determined based upon the achievement of one or more of the following three performance measures:  (i) ________________; (ii) ____________; and (iii) ______________.  The percentage of the Tranche 2 Partial Unit that becomes part of the Net Unit shall be based on the number of the foregoing performance measures that are achieved, as determined in accordance with the table below:

Number of Tranche 2 Performance Measures Achieved	Net Tranche 2 Unit Percentage
Less than 1	_%
1	_%
2	_%
3	_%

The amount of the Tranche 2 Partial Unit that does not become part of the Net Unit shall be forfeited as of the date of the ____ meeting of the Committee in which the Committee determines the extent to which the performance measures actually realized, as measured against the Tranche 2 Performance Measures, results in fewer than the entire (or none) of the Tranche 2 Partial Unit becoming part of the Net Unit based upon the performance table set forth above.  Notwithstanding whether one or more of the Tranche 2 Performance Measures are satisfied, the Committee has the discretionary authority to determine that any lesser amount (not less than zero) of the Tranche 2 Partial Unit shall become part of the Net Unit pursuant to this Paragraph C(2) than would otherwise become part of the Net Unit based upon the actual achievement of Tranche 2 Performance Measures

(3)           Service Condition.  The Net Unit determined in accordance with Paragraphs C(1) and C(2) becomes payable only if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only to the extent the Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the dates described in the following Vesting Schedule:

Continuous Service Date	Percentage of Net Unit Becoming Payable
Prior to _____, ____	0%
______, ____	_%
______, ____	_%

The Employee shall be determined to have provided “Continuous Service” through each date specified in the Vesting Schedule as to the portions of the Net Unit indicated above if the Employee continues in the employ of the Company and/or any affiliate without experiencing a Termination of Employment through the applicable date.

(4)           Exceptions to Service Condition.  Notwithstanding the foregoing provisions of Paragraph C(3), the Service Condition will be deemed satisfied as to all or a portion of the Net Unit determined in accordance with Paragraphs C(1) and C(2) if the Employee provides Continuous Service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below:

(a)           (i) In the event of the Employee’s Termination of Employment due to Disability or death, or (ii) upon attainment of age sixty (60) or satisfaction of the Rule of 90 if eligible for such retirement under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan, all of the Net Unit shall be payable.

(b)           In the event of the Employee’s Termination of Employment, other than for Cause, on or after attaining age fifty-five (55), a portion of the Net Unit shall be deemed to have satisfied the Service Condition, such portion being equal to the total amount of the Net Unit multiplied by the number of the Employee’s completed months of employment with the Company or an affiliate from the Grant Date through the effective date of the Termination of Employment with the product divided by thirty (30).

(c)           Upon a Change in Control, all of the Net Unit shall be payable.

Any portion of the Net Unit which has not become payable in accordance with this Paragraph C shall be forfeited.

IN WITNESS WHEREOF, the Company and Employee have signed this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

By:_______________________________                          ______________________________
Employee
Title: Chairman and Chief Executive Officer

ADDITIONAL TERMS AND CONDITIONS OF
RUBY TUESDAY, INC.
PERFORMANCE UNIT AWARD

1.           Payment of  Award.  The Committee shall certify any Performance Condition results before any Net Unit amount is paid.  Any portion of the Net Unit that becomes payable shall be paid in cash or cash equivalents within thirty (30) days of the date any portion of the Net Unit is otherwise payable in accordance with Paragraph C of the Award.

2.           Taxes.  The Company shall withhold the amount of taxes, which in the determination of the Company are required to be withheld under federal, state and local laws and all other applicable payroll withholding with respect to any amount payable under the Award.

3.           Change in Capitalization.  The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

4.           Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Georgia.

5.           Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

6.           Notice.  Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.  Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

7.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

8.           Entire Agreement.  Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.           Headings and Capitalized Terms.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.  Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in the Plan.

10.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11.           No Right to Continued Employment.  Neither the establishment of the Plan nor the Performance Unit Award made pursuant to this Award shall be construed as giving Employee the right to any continued service relationship with the Company or any affiliate of the Company.

12.           Special Definitions.  For purposes of this Award, the following terms shall have the meanings ascribed to it in this Section 12, as follows:

(a)           “Cause” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Cause” means conduct amounting to (i) fraud or dishonesty in the performance of the duties of Employee’s service with the Company or its affiliates, (ii) Employee’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similarly nature), (iii) acts of moral turpitude or personal conduct in violation of Company’s Code of Business Conduct and Ethics, (iv) absence from work without reasonable excuse, (v) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (vi) a conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (vii) a breach or violation of the terms of any agreement to which Employee and the Company (or any affiliate) are party.

(b)           “Change in Control” means any one of the following events:

(i)           the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.

(ii)           within any twelve-month period (beginning on or after the Grant Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Grant Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)           the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv)           the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)           the liquidation or dissolution of the Company.

(c)           “Disability” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Disability” shall have the meaning provided in the Plan.